FOR IMMEDIATE RELEASE:

Date: October 20, 2004

Contact: David Nolan

Treasurer and Chief Financial Officer

(315) 336-7300

Rome Bancorp Reports Significantly Improved Third Quarter Results and Declaration of Quarterly Dividend

Rome Bancorp, Inc. (the "Company") (NASDAQ: ROME), the holding company of The Rome Savings Bank (the "Bank"), announced today the Company's results of operations for the three month and nine month periods ended September 30, 2004.

For the three month period ended September 30, 2004, the Company recorded net income of $539,000 or $0.13 per diluted share as compared to a net loss of $55,000, or $0.01 per diluted share for the same period in 2003. The increase in quarterly earnings was primarily attributable to a $28,000 net gain on securities for the quarter ended September 30, 2004 in comparison to a net loss on securities of $948,000 for the same period in 2003. The net loss for the quarter ended September 30, 2003 reflected a $1.1 million pre-tax impairment charge on the Company's equity security holdings. The increase in 2004 third quarter net income was also a result of higher service charges and fees and a decrease in non-interest expense. The increase in service charges and fees was primarily from deposit accounts while the decrease in non-interest expense was primarily attributable to lower outside service and retirement plan expenses.

Partially offsetting the foregoing increases in net income were increases in the provision for loan losses and income tax expense. The provision for loan losses reflects management's assessment of the overall loan portfolio and the underlying collateral, trends in non-performing loans, charge-offs, current economic conditions and other relevant factors in order to maintain the allowance for loan losses at adequate levels to provide for probable losses. The Company recorded a $200,000 loan loss provision in the current period to cover continued growth in the loan portfolio as well as charge-offs of non-performing loans. The increase in income tax expense was primarily attributable to the increase in pre-tax earnings.

Net income for the Company for the nine month period ended September 30, 2004 was $1.7 million, or $0.40 per diluted share, compared to $1.1 million, or $0.26 per diluted share for the first nine months of 2003. Similar to the third quarter comparison, the increase in year to date earnings was primarily attributable to increases in net security gains and service charges and fees. The increase in net security gains principally reflects the impairment charge on the Company's equity securities in September of 2003 as explained above, as well as gains on sales of debt and equity securities during 2004. The increase in service charges and fees, like the increase for the quarter, was principally on deposit accounts.

Partially offsetting the increase in net security gains and service charges fees, were increases in non-interest expense and income tax expense. The increase in non-interest expense was principally attributable to higher salary costs as well as higher equipment operating costs related to the Company's core system conversion in mid 2003. The increase in income tax expense was primarily the result of higher pre-tax earnings.

Total assets were $262.2 million at September 30, 2004 in comparison to $261.9 million at December 31, 2003. Total loans net of the allowance for loan losses increased 7.6% to $223.5 million in comparison to $207.7 million at December 31, 2003 primarily due to an increase in residential mortgage lending. Total deposits increased 2.1% to $207.5 million in comparison to $203.2 million at December 31, 2003. Asset quality continues to strengthen, with non-performing assets as a percentage of total assets decreasing to 0.33% at September 30, 2004 in comparison to 0.61% at December 31, 2003. The allowance for loan losses as a percent of non-performing loans also improved to 218% of non-performing loans at September 30, 2004 in comparison to 129% at December 31, 2003.

Charles M. Sprock, Chairman, CEO and President of Rome Bancorp, Inc. stated "We are pleased with the improvement in net income and asset quality over the prior year as well as the continued strength in our net interest income. We continue to expand our personal banking offerings such as our recently introduced Lock and Shop program which allows prospective homeowners to obtain a guaranteed mortgage rate for up to 60 days while they shop for a new home. We look forward to continuing to add more new personal as well as commercial banking products in upcoming quarters."

The Company also announced that its Board of Directors has declared a quarterly cash dividend on its common stock of $0.15 cents ($0.15) per share for stockholders of record at the close of business on November 3, 2004. The dividend is payable on November 17, 2004.

Forward-Looking Statements

Statements included in this discussion and in future filings by Rome Bancorp, Inc. with the Securities and Exchange Commission, in Rome Bancorp, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Rome Bancorp, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect Rome Bancorp, Inc.'s actual results, and could cause Rome Bancorp, Inc.'s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and Rome Bancorp, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)
As of
September 30,	December 31,
2004	2003
Selected Financial Condition Data:
Total assets	$262,211	$261,939
Loans, net	223,567	207,656
Securities	20,900	29,118
Cash and cash equivalents	7,128	14,055
Total deposits	207,575	203,190
Borrowings	15,080	18,090
Total shareholders' equity	35,588	36,639
Allowance for loan losses	1,911	1,809
Non-performing loans	877	1,406
Non-performing assets	877	1,608

For the three months ended	For the nine months ended
September 30,	September 30,
2004	2003	2004	2003
Selected Operating Data:
Interest income	$3,603	$3,737	$10,726	$11,195
Interest expense	750	907	2,287	2,733
Net interest income	2,853	2,830	8,439	8,462
Provision for loan losses	200	0	325	250
Net interest income after provision for loan losses	2,653	2,830	8,114	8,212
Non-interest income:
Service charges and other income	425	308	1,196	842
Net gain on securities	28	(948)	125	(948)
Total non-interest income	453	(640)	1,321	(106)
Non-interest expense	2,274	2,294	6,846	6,474
Income(loss)before income taxes	832	(104)	2,589	1,632
Income tax expense (benefit)	293	(49)	926	541
Net income(loss)	$539	$(55)	$1,663	$1,091

For the three months ended	For the nine months ended
September 30,	September 30,
Selected Financial Ratios and Other Data:	2004	2003	2004	2003
Performance Ratios:
Basic earnings (loss)per share	$0.13	$(0.01)	$0.41	$0.26
Diluted earnings (loss)per share	$0.13	$(0.01)	$0.40	$0.26
Return on average assets	0.81%	(0.08)%	0.84%	0.57%
Return on average equity	5.97%	(0.60)%	6.11%	3.98%
Net interest rate spread	1	4.34%	4.17%	4.35%	4.33%
Net interest margin	1	4.65%	4.56%	4.67%	4.76%
Non-interest expense to average assets	3.42%	3.40%	3.47%	3.36%
Efficiency ratio	1	68.40%	71.84%	69.96%	68.38%
Average interest-earning assets to average interest-bearing liabilities	125.96%	126.86%	125.66%	128.81%

As of
September 30,	December 31,
2004	2003
Equity Ratios:
Equity to assets	13.57%	13.99%
Book value per share	$8.43	$8.55

Asset Quality Ratios:
Non-performing loans as percent of loans	0.39%	0.67%
Non-performing assets as percent of total assets	0.33%	0.61%
Allowance for loan losses as a percent of loans	0.85%	0.86%
Allowance for loan losses as a percent of non-performing loans	217.9%	128.70%
Notes:
1. Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.